UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2020

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55131	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3600 Wilshire Boulevard Suite 1720, Los Angeles, California 90010

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 598-7113

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of each class
common stock, $0.000001 par value

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On April 28, 2020, the Board of Directors (“Board”) of Barfresh Food Group Inc., a Delaware corporation (the “Company” or “Barfresh”) appointed Justin Borus to serve as a director, filling a vacancy. The effective date of Mr. Borus’ appointment is April 29, 2020.

Mr. Borus has approximately 20 years of capital markets expertise. He has been the Chief Investment Officer of Ibex Investors, LLC, a firm focused on niche, differentiated strategies including microcap companies for over 10 years. Prior to joining Ibex, he worked in both the private equity and investment banking groups at Bear, Stearns & Co. Inc. in New York and London. Mr. Borus has served on the Board of Directors of several non-profits including the Anti-Defamation League and Colorado Public Radio.

On March 19, 2020, Mr. Borus entered into a Securities Purchase Agreement (the “SPA”) with Barfresh whereby Mr. Borus agreed to purchase, for an aggregate purchase price of $1,500,000, 3,000,000 shares of common stock and warrants to purchase an additional 1,500,000 shares of common stock (the instrument evidencing the same, the “Warrant”) (subject to adjustment as provided in the SPA based on the volume-weighted average trading price for the common stock for the last twenty (20) consecutive trading days that conclude the six (6) month period after the initial closing under the SPA. On March 19, 2020, Mr. Borus also entered into an Escrow Agreement (the “Escrow Agreement”) which provides for funding (on or about April 15, 2020) into an escrow account until the minimum aggregate offering size of $3 million was reached. Mr. Borus agreed to acquire the foregoing securities in the belief that such securities are an attractive investment.

Mr. Borus and Barfresh have been contemplating that Mr. Borus may become a director of Barfresh since April 2020. Further, Mr. Borus and his affiliates have had and may continue to have discussions with Barfresh’s management and members of its Board regarding Barfresh’s business, strategies and operations. There are no other arrangements or understandings between Mr. Borus and any other persons pursuant to which he was appointed a director.

Mr. Borus, by virtue of his personal investment mentioned in the foregoing paragraph and management control over other investment funds, may be deemed to beneficially own 17,445,766 shares of Common Stock and warrants to purchase 3,300,000 shares of common stock, representing 14.2% of all of the outstanding shares of Common Stock.

There are no other current or proposed transactions in which Mr. Borus has a direct or indirect material interest in which the Corporation is involved and in which the amount involved exceeds the lesser of $120,000 or one percent of the average of the Corporation’s total assets at year-end for the last two completed fiscal years.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release of Barfresh Food Group, Inc. dated April 30, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc., a Delaware corporation (Registrant)

Date: April 30, 2020		/s/ Raffi Loussararian
	By:	Raffi Loussararian
	Its:	VP Finance